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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                ----------------

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 21, 2006

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                             Dynacq Healthcare, Inc.
             (Exact name of registrant as specified in its charter)
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          Delaware                     000-21574                76-0375477
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
incorporation or organization)                               Identification No.)

                       10304 Interstate 10 East, Suite 369
                              Houston, Texas 77029
              (Address of principal executive offices and zip code)

                                 (713) 378-2000
              (Registrant's telephone number, including area code)
                                 ----------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.  Entry into a Material Definitive Agreement

On February 21, 2006 (the "Effective Date"), Vista Hospital of Baton Rouge, LLC dba Vista Surgical Hospital, and Vista Holdings, LLC (collectively, "Sellers"), each an affiliate majority owned and controlled by Dynacq Healthcare, Inc. ("Registrant"), entered into a Purchase and Sale Agreement (the "Agreement") with Physicians Medical Centre of Baton Rouge, LLC, a limited liability company of East Baton Rouge Parish, Louisiana ("Buyer"), to sell the hospital owned by Sellers at 9032 Perkins Road in Baton Rouge, Louisiana, the facility in which it is located, the equipment used therein, a 6,900 square foot office building located nearby and the 20 acres of land on which the facilities are located (collectively, the "Assets"). Excluded from the Assets agreed to be sold were the accounts receivable for services provided by Sellers prior to the Closing Date, employee benefit plans, cash and investments held by the Sellers. The Buyer agreed to assume certain liabilities of Sellers in the operation of the hospital and to pay to Sellers cash in the amount of $26.5 million.

In the Agreement, the Sellers made customary representations and warranties regarding the Assets and agreed to indemnify the Buyer from any loss incurred by it as a result of the breach of any of those representations and warranties, the operation of the hospital prior to the closing of the sale, or the failure of any covenant or agreement of Sellers in the Agreement. Sellers have agreed to operate the hospital in the ordinary course of business until the closing of the transaction contemplated by the Agreement. Sellers also received customary representations and warranties from the Buyer as well as indemnification in the event of breach.

Among the conditions to the closing of the Agreement are the receipt of third party consents, including regulatory approvals, the execution of a noncompetition agreement by the Sellers, and the expiration of a 90 day period after the Effective Date (the "Inspection and Financing Period"). The closing is projected to occur on or before May 20, 2006, but may be postponed at the option of the Sellers to no later than June 20, 2006. The Inspection and Financing Period may be extended only by mutual written consent of the Buyer and Sellers.

Buyer has agreed to provide, within ten days of the Effective Date, an irrevocable letter of credit in the amount of $100,000, and within 40 days of the Effective Date an additional letter of credit in the amount of $250,000, each conditioned only on the terms of the Agreement. Only if the Agreement is terminated because of Sellers' failure to meet its contingencies, e.g. obtaining a title commitment or survey or satisfying Buyer's environmental concerns and physical inspection of the property, by the end of the Inspection and Financing Period, would the deposits made up to the date of termination be refunded to the Buyer. If the Agreement is terminated for any other reason, including a determination by the Buyer that the Assets are not in good condition, feasible for their intended use or the failure by Buyer to obtain financing, the deposits made up to the date of termination shall be retained by the Sellers. In such event, the amount paid to the Sellers would be zero if termination of the Agreement occurs before the first deposit is made, $100,000 if termination occurs after the first and before the second deposit is made, and $350,000 if termination occurs after the second deposit is made. Buyer is obligated to notify Sellers at the end of the Inspection and Financing Period whether any contingencies to the closing have not been satisfied or waived. Payment of the deposit is in addition to any other remedies available at law to the parties for the termination of the Agreement. If the Agreement is terminated by a party

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because  of the  breach  by the  other  party  or  because  a  condition  to the terminating party's obligations under the Agreement is not satisfied as a result of the other party's failure to comply with its obligations under the Agreement, the terminating party has the right to pursue all legal remedies and to be reimbursed for its expenses incurred prior to the date of such termination.

     The Chairman of the Buyer is a minority investor in Vista Hospital of Baton Rouge, LLC.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

The Purchase and Sale Agreement will be filed as an exhibit to the next regular periodic report filed by the Registrant under the Securities Exchange Act of 1934.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Dynacq Healthcare, Inc.

                                                By: /s/ Philip S. Chan
                                                    ----------------------------
                                                    Philip S. Chan,
                                                    Chief Financial Officer

Date: February 22, 2006